Exhibit 4.5

Quark Pharmaceuticals, Inc.

[  ] April, 2011

The Nominee Company of [                  ], Ltd.
[                      ]
Tel Aviv
Israel
Allotment Deed No. 1 of Warrants (Series 1) of the Company

To whom it may concern,

RE: Issuance of Warrants (Series 1) of Quark Pharmaceuticals, Inc. (the “Company”)

According to the Company's Israeli Prospectus dated [  ] March 2011, and the Supplementary Notice dated [   ] April 2011 (hereinafter: the “Prospectus”), the Company hereby issues to you [XX] warrants (series 1) of the Company, exercisable to Ordinary Shares of the Company.

For convenience purposes, a non-binding description of the warrants terms is attached by annex. However, the only binding conditions of the warrants are those described in the Prospectus.

This deed may be transferred or split, provided that a deed of transfer or an application for split, as applicable, are submitted to the Company, along with this deed of allotment, and that all expenses related to the transfer or split of warrants, including tax, stamps and other levies, if any, shall be paid by the party requesting said transfer or split.

No certificates shall be issued for the warrants (Series 1). The holdings of said warrants shall be in accordance with the deeds of allotment issued by the Company and the Company’s register of warrant holders.

This deed is of material value and should be guarded in care.

Sincerely,

Quark Pharmaceuticals, Inc.

I hereby confirm that this deed was signed by [Name, Name] and that they are authorized to sign on behalf of the Company and that it obligates the Company.

__________________
[Name], Adv.

The only binding conditions of the warrants are those described in the Israeli Prospectus.

Annex

1.	The Securities Offered Conditions of the Warrants (Series 1)

1.1	Definitions

In this section, the following terms shall have the meanings specified next to them:

“Business Day” – a day on which most of the banks in Israel are open to perform transactions.

The “Nominee Company” – The Listing Company of Bank Leumi of Israel, Ltd.

“Trading Day” – a day on which trade is transacted on the Stock Exchange.

1.2	Date of Exercise and Exercise Price of the Warrants

(a)
The Warrants are hereby offered as approved by the Board of Directors of the Company on March 8, 2011. The Warrants (Series 1) are registered in the name of the Nominee Company. On any Trading Day, commencing on the date of listing of the Warrants for trading on TASE and ending on _______ (inclusive) (the “Exercise Period”), the Warrants shall be exercisable for Ordinary Shares of the Company of a par value of USD 0.001 each (the “Exercise Shares”), such that every Warrant shall be exercisable in return for payment in cash of an exercise price in the sum of NIS _____. The exercise price shall be linked to the base rate as defined below (hereinafter the “Exercise Price”). The ability to exercise the warrants is also subject to, at the time of exercise, to maintaining the effectiveness of a registration statement filed with the Securities and Exchange Commission in the US covering the warrants and the shares underlying the warrants.  In the event at the time of exercise that an effective registration statement covering the warrants and the shares underlying the warrants is not available, a warrant holder will not be entitled under the terms of the warrants, to exchange the warrants for cash or to any compensation due to the lack of availability of an effective registration statement covering the warrants and the shares underlying the warrants.

(b)	The Exercise Price shall be linked to the USD representative rate, as specified below:

For the purposes of this section, the following terms have the meaning that appears next to them:

“Base Rate” – the USD representative rate known on ______

“Known Rate” – the USD representative rate on a given date determined by the Bank of Israel before that date.

“Exercise Rate” – the Known Rate on the day the Warrant (Series 1) is exercised.

If at the time of exercise the Exercise Rate increases or decreases relative to the Base Rate, the Exercise Price will increase or decrease, as the case may be, by an amount that is identical with the increase or decrease of the Exercise Rate relative to the Base Rate.

1.3	Rights of the Shares deriving from Exercise of the Warrants (the “Exercise Shares”)

The Exercise Shares that will be issued following exercise of the Warrants shall be equal in their rights to the rights of the Ordinary Shares of the Company and shall afford their holders all the dividends or rights the effective date for which, based on a resolution that shall be passed by the Board of Directors of the Company, shall be the Exercise Date or thereafter.

1.4	Expiry of Warrants

(a)	A Warrant that has been exercised shall expire on the date of the Notice of Exercise, as defined in Section 1.5(a) below, and shall not afford its holder any rights.

(b)
A Warrant not exercised by _____ (the “end of the Exercise Period”), i.e., where the Notice of Exercise, Exercise Price and deed of allotment in respect of it have not been received by the Company (for Warrants held directly) or by the TASE Clearing House (for Warrants held through the Nominee Company) by such date, shall not afford the holder thereof any right whatsoever and shall expire on the aforesaid date.

1.5	Notices of Exercise

(a)
Any person holding a Warrant (the “Applicant”) wishing to exercise his right to acquire the Exercise Shares by virtue of the Warrants held by him, shall do so through TASE Members, in the event that the holder is an unregistered holder, or directly, if the holder is registered in the register of Warrant holders, in the manner described below, by submitting a written application in the accepted form (the “Notice of Exercise”), together with deeds of allotment relating to the Warrants in the application, and together with the sum in cash equal to the product of the Warrants that the Applicant wishes to exercise by the Exercise Price of such Warrants.

The Date of Exercise shall be deemed to be the date on which a Notice of Exercise that meets all of the conditions specified in the Prospectus is delivered to the Company, and in the event of delivery of the Notice directly by a holder registered in the register of holders of Warrants of the Company, and in the event of delivery of the Notice of Exercise through a TASE Member by a holder who is not registered in the register of holders of Warrants - the date on which the TASE Clearing House received notice from the TASE Member of exercise of the Warrant, in compliance with all the conditions specified in the Prospectus. For this purpose, a Notice of Exercise, as aforesaid, received at the TASE Clearing House after 12:00 pm shall be deemed to have been received before 12:00 pm on the next Trading Day (the “Date of Exercise”).

The Applicant shall be required to sign any additional document required under the provisions of any law or the articles of association of the Company, at any time required by the Company or by the Nominee Company, in order to give effect to the allotment of the Exercise Shares.

Where the Applicant does not fulfill all of the conditions of exercise of the Warrants in full, the Notice of Exercise shall be deemed to be void, and the deeds of allotment of Warrants and the monies attached to the Notice of Exercise shall be returned to the Applicant within two (2) business days of the Company's decision that the Notice is void.

(1)	The Notice of Exercise may not be cancelled or amended. A right of partial exercise of a Warrant will not be granted.

(2)	Where the final date for exercise of a Warrant falls on a date that is not a Trading Day, the date shall be postponed to the next Trading Day immediately thereafter.

(3)	The bylaws of the TASE Clearing House regarding the timetable for exercise of the Warrants provide as follows:

A.
A customer's notice regarding exercise received by 12:00 p.m. at the offices of a TASE Member through whom the Warrants are held shall be delivered by such TASE Member to the TASE Clearing House no later than 12:00 p.m. on the following Trading Day.

B.
Should the TASE Clearing House receive a notice regarding exercise from a TASE Member by 12:00 p.m., it shall charge the TASE Member with the fee and shall credit the Nominee Company in whose name the Securities of the Company are registered accordingly, no later than 12:00 p.m. on the first Trading Day following the delivery to it of such notice.

C.
Should the Nominee Company receive a credit as described in Section 1.5(a)(3)(b) above by 12:00 p.m., the Nominee Company shall deliver the Notice of Exercise to the registered office of the Company not later than 12:00 p.m. on the first Trading Day following the date on which it receives such notice.

D.	Any of the notices described in Sub-sections (1) to (3) above received after 12:00 p.m. on any Trading Day shall be deemed to have been received before 12:00 p.m. on the following Trading Day.

Notwithstanding the aforesaid, on the Final Date of Exercise, and if the final Date of Exercise is not a Trading Day, on the first Trading Day thereafter, the TASE Clearing House Members must transfer the final Applications for Exercise to the Clearing House by 9:00 a.m. Exercise shall be effected on the same day. A Member of the Clearing House that does not file an Application by such time shall be deemed by the Clearing House to not have exercised the Warrants held through it and in respect of which it did not submit an Application as aforesaid, and such Warrants shall expire.

It is hereby emphasized that the bylaws of the TASE Clearing House, as applicable to the actual Date of Exercise, shall apply to exercise of the Warrants.

1.6	Transfer and Split of Warrants

(a)	Transfer

Subject to the Rules and Regulations of TASE and to its guidelines, the deeds of allotment of the Warrants may be transferred provided that corresponding deeds of transfer are submitted to the Company. The deeds of transfer shall be in a format similar to a deed of transfer of shares. The Company shall keep a register at its registered office, containing a list of the registered holders of its Warrants.

The provisions of the articles of association of the Company regarding the transfer of fully-paid shares shall apply, mutatis mutandis, to transfer of the deeds of allotment of the Warrants.

(b)	Split

Any deed of allotment of Warrants may be split into a number of deeds of allotment, the total number of Warrants contained therein being equal to the number of Warrants contained in the deed of allotment requested to be split. The split shall be in accordance with an application to split signed by the registered owner of the deed of allotment or such person’s lawful representative, which shall be delivered to the Company at its registered office together with the deed of allotment requested to be split.

All of the expenses incurred in any such transfer or split, including mandatory payments, if any, shall apply to the person wishing to effect the transfer or split.

1.7	Allotment of Exercise Shares

(a)
No later than two Trading Day after the Date of Exercise, the Company shall allot the Exercise Shares to the Nominee Company for the holders of the Warrants through the Nominee Company owing to such persons for the Warrants exercised. Immediately after the allotment, the Company shall make an application to TASE to cause the listing of the Exercise Shares for trading on TASE, as soon as possible thereafter. The Company undertakes that all of the Shares deriving from exercise of the Warrants (Series 1) shall be registered in the name of the Nominee Company.

(b)
An Applicant shall not be entitled to the allotment of a fraction of a single Exercise Share. All surplus Exercise Shares that come into being at the time of Exercise, if any, shall be sold by the Company on TASE, through a trustee appointed for such purpose by the Company, during the period of one month following the date on which a quantity acceptable for sale on TASE as aforesaid comes into existence. The consideration to be paid to each of the persons entitled shall be net consideration, following deduction of sales costs and the proceeds owing to the Company for exercise of the aforesaid shares, and following deduction of fees and other charges, if any. The aforesaid consideration shall be paid to the persons entitled within fourteen (14) days of the date of sale. A check in the sum of less than NIS 50.00 will not be sent to any individual registered person so entitled, and such sums may be collected at the offices of the Company during regular office hours. A registered entitled person who does not come to the offices of the Company in order to obtain such sum within twelve (12) months of the date of sale will lose his right to such sum.

1.8	Amendment of Rights of Warrants and Meetings of Warrant Holders

Following the prior approval of a separate general meeting of the Warrant holders by a majority of 75% of the participants in the vote at the meeting (a “Special Resolution”), the Company may reach a settlement with the Warrant holders with respect to any right or claim that they may have and/or make any amendment, alteration or arrangement of their rights or of any of the conditions of the Warrants.

Notwithstanding the aforesaid, pursuant to the Rules and Regulations of TASE and its guidelines, it shall not be possible to amend the conditions of the Warrants relating to the exercise period, the Exercise Price or the conditions of linkage, or relating to methods of protection in the event of the allotment of rights and/or cash or stock dividends, except for an amendment of the term of exercise and/or the Exercise Price and/or the conditions of linkage of the Warrants in arrangement or settlement proceedings approved by the Court under Section 350 of the Companies Law, 5759-1999 (hereinafter the “Companies Law”). In addition, pursuant to the Rules and Regulations of TASE and of its guidelines, the Company may amend the Exercise Price in case of a Company split-up or merger proceedings, provided that the change includes only those adjustments as are necessary as a result of such proceedings, subject to the Exercise Price not being lower than the par value of the Exercise Shares.

Pursuant to the Rules and Regulations of TASE and of its guidelines, “split-up proceedings” in this regard shall mean proceedings in which the Company transfer shares which it holds in another company to its shareholders, or proceedings in which the Company transfers assets and liabilities to a new company set up for the purpose of the split-up, and the shareholders of the new company are also shareholders of the Company transferring the assets and liabilities, all on condition that the split proceedings take place on equal terms for the shareholders of the Company. Pursuant to the Rules and Regulations of TASE and of its guidelines, “merger proceedings” in this regard shall mean proceedings in which all the shares of the Company are transferred to the title of a new company or to the title of another listed company whose shares are listed for trading on TASE, or proceedings in which the Company transfers all its assets and liabilities to another such company, on condition that the Securities of the company whose shares or assets are transferred as aforesaid are delisted from trading on TASE and the proceedings take place on equal terms for the shareholders of the Company.

Notwithstanding the aforesaid, pursuant to the Rules and Regulations of TASE and of its guidelines, the Company may amend the rate of conversion, provided that this is done as part of the proceedings of a rights offer in the company, or by way of a distribution of stock dividends in the Company, or as part of the proceedings of distribution of a dividend in the Company, and the amendment includes only those adjustments that are required by such proceedings.

All the provisions of the articles of association of the Company regarding the general meetings of the shareholders of the Company shall be deemed to be binding also for a separate general meeting of the Warrant holders, as if the Warrants constituted a class of shares in the share capital of the Company. Voting at a general meeting of Warrant holders shall be by a count of votes only, with each Warrant affording a single vote.

1.9	Provisions for the Protection of Warrant Holders during the Exercise Period

Following the date of this Prospectus and as long as the Warrants have not expired under the conditions of this Prospectus, but in any event, not later than the end of the Exercise Period, the following provisions shall apply:

(a)
The Company shall retain a sufficient number of Ordinary Shares of USD 0.001 par value each in its registered capital to ensure implementation of the right of exercise, and if necessary increase its registered capital.

(b)
If the Company merges its Ordinary Shares of USD 0.001 par value each in its issued capital into shares of a greater par value, or sub-divides them into shares of a smaller par value, the number of Exercise Shares allotted following exercise of the Warrants shall be decreased or increased, as the case may be, following such action. In this case, the provisions of Section 1.7(b) above must be fulfilled, mutatis mutandis.

(c)
In the event of the passing of a resolution to wind up the Company voluntarily, the Company shall publish a notice of such in two (2) daily newspapers in Hebrew, with wide circulation in Israel. Every holder of Warrants shall be deemed to have exercised his Right to Exercise before the passing of the resolution (without the need for prior payment of the Exercise Price) unless he gives notice in writing to the Company within thirty (30) days of the date of publication as aforesaid, of waiver of the aforesaid right. Should a holder of Warrants not give notice as aforesaid within such time period, the holder shall be entitled to the sum that he would have obtained upon winding up of the Company as a holder of shares owing to the exercise of the Warrants held by him for shares prior to the passing of the winding-up resolution, less the Exercise Price for such Warrants, which shall be deducted from the monies that he may obtain from his portion of the winding-up as aforesaid, if any balance remains for distribution.

(d)
The Company shall make copies of the periodic reports and interim financial statements available for the inspection of the holders of Warrants at its registered office, during regular business hours. At the written request of a registered holder of Warrants, the Company shall send such holder a copy of the above reports.

(e)
The Company shall not pay any dividend in cash or stock the effective date for the right to receive which (the “Effective Date”) precedes the date of passing of the resolution by the Board of Directors. The Effective Date shall be at least ten (10) Trading Days after the date of passing of the resolution by the Board of Directors of the Company and of publication of an immediate report regarding the distribution, as aforesaid.

(f)
Not later than three weeks and not earlier than four weeks before the end of the Exercise Period, the Company shall submit an immediate report in which it shall give notice that the Exercise Period of the series is about to end, noting the final date for exercise of the Warrants and the Exercise Price, and shall publish a notice of such details in two (2) daily newspapers in Hebrew, with broad circulation in Israel.

(g)
Any notice from the Company to holders of Warrants, including to holders of the Warrants registered in the Register of Warrant Holders, shall be published in an immediate report and in two (2) daily newspapers in Hebrew, with broad circulation in Israel, and shall be deemed to have been delivered to them on the date of such publication in the newspaper.

1.10	Additional Provisions for the Protection of Holders of Warrants (Series 1)

(a)	Allotment of Stock Dividends

If the Company distributes a stock dividend between the date of the Prospectus and the end of the Exercise Period, the rights of the holders of Warrants shall be reserved in the manner described below:

(1)
Immediately after the effective date determining the entitlement to participate in the aforesaid distribution, the number of Exercise Shares to which the holder of the Warrants shall be entitled upon exercise thereof shall increase by way of increase of the number of shares to which such holder was entitled as a stock dividend, had he exercised the Warrants immediately before the aforesaid effective date.

(2)
A holder of Warrants shall not be entitled to the allotment of a fraction of a a stock dividend in accordance with the aforesaid, but any fractions of a stock dividend that arise at the time of the allotment and that accrue to whole shares shall be sold on TASE by a trustee appointed for such purpose, within thirty (30) days of the date of such allotment, and the net consideration (after deduction of sales costs and mandatory payments and levies) shall be distributed among the persons entitled within fifteen (15) days of the date of sale. A check in the sum of less than NIS 50.00 will not be sent to any individual registered person so entitled, and such sums may be collected at the offices of the Company during regular office hours. A registered entitled person who does not come to the offices of the Company to obtain such sum within twelve (12) months of the date of sale will lose his right to such sum.

(3)	Subject to the provisions of the Rules and Regulations of TASE and of its guidelines, the aforesaid method of adjustment may not be amended.

(b)	Issue of Rights

Should the Company offer its shareholders securities of any kind by way of a rights issue, between the date of the Prospectus and the end of the Exercise Period, the number of Exercise Shares derived from exercise of the Warrants and not yet exercised for Ordinary Shares of the Company on the effective date for the entitlement to the rights to be offered under the rights issue shall be adjusted in accordance with the bonus component of the rights, as expressed in the ratio of the share price on TASE on the aforesaid effective date to the base rate “ex rights.” The aforesaid method of adjustment may not be changed.

(c)	Payment of Dividend

Should the Company distribute a dividend, as defined in the Companies Law (a “Distribution”), the effective date for entitlement to the Distribution falling before the end of the Exercise Period of any series of Warrants, from the first Trading Day on which the shares of the Company will be traded after the effective date for the Distribution, the Exercise Price shall be adjusted by multiplying it by the ratio of the Company's share price on TASE, adjusted for Distribution of the dividend, as prescribed by TASE (the “Ex Dividend Rate”) and the closing rate set by TASE for the Company's share on the aforesaid effective date. The Company shall give notice of the Exercise Price adjusted as aforesaid in an immediate report, no later than the date on which the shares of the Company are traded ex-dividend.

(d)
The Company shall give an immediate report regarding a change in the exercise ratio or the Exercise Price, as the case may be, of Warrants (Series 1) in accordance with the provisions of Sections 1.10.1-1.10.3 before the commencement of trading on the ex date, as defined above.